EXHIBIT 10.1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made this 29th day of October 2012 (the “Effective Date”) by and between NUTRA ORIGIN, INC., a Florida corporation, with its principal place of business at 1680 Meridian Avenue, Suite 301, Miami Beach, Florida 33139 (“Licensee”) and LBK GROUP, INC., a Delaware corporation doing business as “Nutra Origin”, with its principal place of business at 1983 Marcus Avenue, Suite 206, Lake Success, New York 11042 (“Licensor”).

R E C I T A L S:

WHEREAS, Licensor, doing business as “Nutra Origin”, is in the business of developing nutraceutical supplements, including but not limited to the design and development of the products and related intellectual property under the registered names listed on Schedule 1.1 attached to this Agreement (“Products”);

WHEREAS, Licensee is a wholly owned subsidiary of Divine Skin, Inc., a Florida corporation (“DSKX”); and

WHEREAS, DSKX has distributed the Products since early 2012 under a non-exclusive distribution agreement;

WHEREAS, Licensee desires to obtain an exclusive license from Licensor for the purposes of exploiting worldwide the Products, and Licensor has agreed to grant such an exclusive license to Licensee on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the above and other valuable consideration, the parties hereto hereby agree as follows:

1.

Grant of License.  Subject to the terms of this Agreement, Licensor hereby grants the Licensee, and Licensee hereby accepts from Licensor, an exclusive license to sell, sublicense and distribute the Products worldwide during the Term (defined below).

2.

License Fees.

(a)

Initial Fee.  At the Effective Date, Licensee shall deliver (i) to Licensor stock certificates representing seven (7) shares of Licensee’s restricted Common Stock (the “Stock”), which represents 7% of the issued, non-dilutable and outstanding capital stock of Licensee at the Effective Date; and (ii) $94,307, such amount representing fees payable under the distribution agreement for the three months ended September 30, 2012 though the Effective Date.

(b)

License Fee.  Until the earlier of the termination of this Agreement or expiration of the Term (as defined below), the Licensee shall make payments to Licensor hereunder as follows:

(i)

Payment.  Within thirty (30) days of the end of each calendar month: (A) from the Effective Date until May 15, 2013 Licensee shall make payments to Licensor equal to seven thousand dollars five hundred ($7,500) per month, (B) from May 15, 2013 forward, during the remainder of the Term, Licensee shall make payments to Licensor equal to eight thousand five hundred ($8,500) per month; and (C) in the event that Licensee’s Sales of the Products exceeds Five Million Dollars ($5,000,000) per annum than such payment shall increase to Fifteen Thousand Dollars ($15,000) per month.

(ii)

Definitions.  For purposes of this Section 2(b), “Licensee’s Sales of the Products” shall mean the gross revenues, expressed in U.S. dollars, of Licensee determined on an accrual basis from gross sales of the Products.

(iii)

Right to Review Books and Records Regarding Sales of the Products.  Upon not less than twenty (20) business days’ notice Licensor has the right to review the books and records relating to the Sales of the Products at its own cost and expense at the principal offices of Licensee.

3.

Term and Termination.  The term of this Agreement shall be for a period of ten (10) years, unless earlier terminated by either party in the event of a default by the other party. In the event of a Breach or Default (as set forth in Section 5 below) by Licensee, including without limitation failure to make Payments and provide other payments of License Fees pursuant to provisions in Section 2 above, then the license granted pursuant to this Agreement shall immediately terminate and all rights under this license shall automatically revert back to Licensor, without an obligation to reissue the license to Products to Licensee at any time thereafter.  This reversion shall not entitle Licensee to any refunds or set-off payments against Licensor for any past payments or other valuable consideration. Notwithstanding the foregoing, commencing thirty six (36) months from the Effective Date of this Agreement, Licensee may terminate this Agreement without cause or penalty upon sixty (60) day written notice to Licensor, but subject to reversion of the intellectual property that is under the license grant back to Licensor at the time of such termination.

4.

Obligations of Licensee.  Licensee agrees during the term of this Agreement to do each of the following:

(a)

Licensee shall diligently, faithfully and continuously distribute, market, sell, sublicense, lease and use its best efforts to exploit the Products and perform all of its obligations and duties under this Agreement.

(b)

Licensee shall comply with all laws, ordinances and regulations under federal, state, municipal, city and other jurisdictions which in any way affect the operation of Licensee’s business as it relates to the products.

(c)

Licensee shall obtain and at all times maintain any and all permits, certificates and licenses, including occupational licenses, necessary for the full and proper conduct of its business.

(d)

Licensee shall be responsible for obtaining any and all approvals necessary or appropriate in connection with the marketing and sale of the Products.

(e)

Licensee agrees that it shall protect any confidential information provided to it by the Licensor.

(f)

In connection with any sale or sublicense of any of the Products, Licensee shall expressly inform the purchaser or sublicensee that any and all warranties obtained by the purchaser and the sublicensee are exclusively from the Licensee, and Licensor has not provided has not provided any representations or warranties to such persons.

(g)

Licensee shall consult with Licensor with respect to marketing plans and intended use of the Licensor’s intellectual property included in Products and licensed under this Agreement, including without limitation the trademarks and service marks set forth in Schedule 1.1 and other proprietary marks, both registered and common law.

5.

Default.  Each of the following shall constitute an event of default by Licensee under this Agreement:

(a)

Licensee fails to pay any amount due hereunder within 60 days of the due date for such payment;

(b)

Licensee fails to perform any of the material obligations or duties on its part to be performed under this Agreement, which is not cured by Licensee following 30-days written notice by Licensor of a breach or anticipated breach; or

(c)

Licensee becomes bankrupt, or a receiver is appointed to take possession of Licensee’s business or property or any part thereof, or Licensee shall make a general assignment for the benefit of its creditors.

6.

Representations of Licensor.  Licensor represents, covenants warrants as follows:

(a)

Licensor (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware; and (ii) has all requisite corporate power to execute, deliver and perform its obligations under this Agreement.

(b)

Licensor is the record and beneficial owner of, and has good and marketable title to, the Products (including, without limitation, all trademarks and service marks, patent, copyright, trade secret, or other intellectual property rights of Licensor covering the Products and Licensor has the full and unrestricted right to license the Products and related intellectual property to Licensee, free and clear of any and all mortgages, claims, conditional sales agreements, pledges, liens, encumbrances, security interests, charges and equities of any nature whatsoever.

(c)

This Agreement and the documents related hereto, and the consummation of the transactions contemplated herein and therein, have been duly authorized and approved on behalf of Licensor by its board of directors and stockholders, and this Agreement and the documents related hereto constitute the legal, valid and binding obligations of Licensor, enforceable against Licensor in accordance with their terms.  Licensor has taken all action required of it by law, its Articles of Incorporation and its bylaws, to authorize the execution, delivery and performance of this Agreement and the completion of its terms.

(d)

Neither the execution of this Agreement (and the documents related hereto) nor the performance of its (and their) terms by Licensor violates any judgment, writ, injunction, decree or order of any court or other governmental authority relating to Licensor, the Products, or is in conflict with, result in or constitute a breach or default (or an occurrence which, by the lapse of time and/or giving of notice, would constitute a breach or default) on the part of Licensor under any agreement relating to part or all of the Products, or result in any lien, encumbrance or other adverse claim to the Products or related intellectual property.

(e)

Licensor is not the subject of any judgment, order, writ, injunction or decree of any court or administrative authority, and there is no existing, pending or threatened claim, litigation, judgment, law, ordinance, regulation, proceeding or governmental investigation against any Licensor which might reasonably be expected to prevent license of the Products or related intellectual property or performance of this Agreement, nor does Licensor know, or have reason to know, of any basis for any such litigation, proceeding or governmental investigation against Licensor.

7.

Representations of Licensee. Licensee represents, warrants and covenants to Licensor as follows:

(a)

Licensee is a corporation duly organized, validly existing, and in good standing under the laws of Florida and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted and has the authority to enter into and perform its obligations under this Agreement.

(b)

This Agreement and the documents related to this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved on behalf of Licensee by its board of directors, and this Agreement and the documents related hereto constitute the legal, valid and binding obligations of Licensee, enforceable against Licensee in accordance with their terms; Licensee has taken all action required of it by law, its Articles of Incorporation or its bylaws, to authorize the execution, delivery and performance of this Agreement and the completion of its terms.

8.

Inventory Purchase.  Simultaneous with the effectiveness of this Agreement, Licensor and Licensee shall enter into the inventory purchase agreement attached hereto.

9.

Indemnification.  Each of the parties agrees to indemnify the other for any breaches of any of the warranties and covenants contained in this Agreement, including all reasonable legal costs, attorney fees and expenses incurred by a prevailing party in enforcing its rights under this License.

10.

(a)

Right of First Refusal.  If Licensor proposes to sell, pledge or otherwise transfer to a third party any shares of Stock issued to Licensor pursuant to this Agreement (“License Fee Shares”), or any interest in the License Fee Shares, Licensee shall have the right of first refusal described in this Section 10 (the “Right of First Refusal”) with respect to all of such License Fee Shares. If Licensor desires to transfer License Fee Shares, Licensor shall give a written notice (a “Transfer Notice”) to Licensee describing fully the proposed transfer, including the number of License Fee Shares proposed to be transferred, the proposed transfer price, the name and address of the proposed Transferee and proof satisfactory to Licensee that the proposed sale or transfer will not violate any applicable federal or state securities laws. The Transfer Notice shall be signed both by Licensor and by the person to whom Licensor proposes to directly or indirectly transfer the License Fee Shares (the “Transferee”) and must constitute a binding commitment of both parties to the transfer of the License Fee Shares. Licensee shall have the right to purchase all of the License Fee Shares on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted under Section 10(b) below) by delivery of a notice of exercise of the Right of First Refusal within 30 days after the date when the Transfer Notice was received by Licensee.

(b)

Transfer of Shares.  If Licensee fails to exercise its Right of First Refusal within 30 days after the date when it received the Transfer Notice, Licensor may, not later than 90 days following receipt of the Transfer Notice by Licensee, conclude a transfer of the License Fee Shares subject to the Transfer Notice on the terms and conditions described in the Transfer Notice, provided that any such sale is made in compliance with applicable federal and state securities laws and not in violation of any other contractual restrictions to which Licensor is bound. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by Licensor, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in Section 10(a) above. If Licensee exercises its Right of First Refusal, the parties shall consummate the sale of the License Fee Shares on the terms set forth in the Transfer Notice within 60 days after the date when Licensee received the Transfer Notice (or within such longer period as may have been specified in the Transfer Notice); provided, however, that if the Transfer Notice provided that payment for the License Fee Shares was to be made in a form other than cash or cash equivalents paid at the time of transfer, Licensee shall have the option of paying for the License Fee Shares with cash or cash equivalents equal to the “fair market” value of the shares at the intended date of transfer.

(c)

Additional or Exchanged Securities and Property.  In the event of a merger or consolidation of Licensee with or into another entity, any other corporate reorganization, a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, an adjustment in conversion ratio, a recapitalization or a similar transaction changing the entity or person with controlling interest in and to Licensee, any securities or other property (including cash and cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any License Fee Shares subject to this Section 10 shall immediately be subject to the Right of First Refusal.  Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the License Fee Shares subject to this Section 10.

(d)

Termination of Rights as Stockholder.  If Licensee makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the License Fee Shares to be purchased in accordance with this Section 10, then after such time the person from whom such License Fee Shares are to be purchased shall no longer have any rights as a holder of such License Fee Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such License Fee Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

(e)

Assignment of Right of First Refusal.  Licensee may freely assign Licensee’s Right of First Refusal, in whole or in part to any affiliate or subsidiary. Any person who accepts an assignment of the Right of First Refusal from Licensee shall assume all of Licensee’s rights and obligations under this Section 10.

(f)

Purchase Option.  Licensee at its sole option shall have the right to repurchase the Stock for One Hundred Thousand Dollars ($100,000 US), or at the
fair market price at the time of sale, whichever amount is greater.

11.

Binding on Successors.  The Agreement is binding upon and shall inure to the benefit of the parties hereto, their heirs and permitted successors and assigns.

12.

Assignment.  Either party may assign, convey or transfer this agreement upon obtaining written consent of the other party, wherein such consent shall not be unreasonably withheld upon assurance of continuing performance of any remaining obligations by the assignee or transferee.

13.

Notices.  Any notices to be given hereunder shall be in writing, and (i) may be delivered personally, or (ii) mailed by certified or registered mail with postage fully prepared, or (iii) sent by telefax followed by written confirmation mailed by first class mail or courier or (iv) sent by an express mail carrier such as Federal Express, Purolater or similar courier.  Any notice to parties shall be delivered to their respective addresses set forth on the first page of this Agreement.  The address specified herein for service of notices may be changed at any time by the party making the change giving written notice to the other party.  Any notice delivered by mail in the manner herein specified shall be deemed delivered three (3) days after mailing.

14.

Applicable Law and Venue.  This Agreement shall be construed according to the laws of the State of New York, excluding its conflict of law provisions.   The parties agree that any action brought by either party against the other party in connection with any rights or obligations arising out of this Agreement shall be instituted exclusively in a federal or state court of competent jurisdiction with venue only in the State of New York, New York County.

15.

Agreement in Counterparts.  This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

16.

Authority and Acceptance.  Each of the undersigned parties represents and warrants to the other that it has full corporate authority and power to sign and execute this Agreement and to perform its respective duties and obligations hereunder.

17.

Integration.  Except as may be noted expressly herein, this Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter addressed herein, and all prior and contemporaneous agreements, understandings, conditions, warranties and representations are hereby superseded by this Agreement.  No modifications, amendments, additions or waivers of any of the provisions of this Agreement shall be valid and enforceable unless in writing and signed by the parties hereto.

18.

No Brokerage Fees. The parties represent and warrant, one to the other, that there are no broker’s, finder’s or similar fees or commissions payable in connection with the transactions contemplated and described in this Agreement.

This Agreement has been duly executed by the following parties on the date first set forth above.

NUTRA ORIGIN, INC.

By: /s/DANIEL KHESIN

      Daniel Khesin, President

LBK GROUP, INC.

By: /S/IGOR LERNER

Name: Igor Lerner

Title: President

Schedule 1.1

List of Products and Related Intellectual Property

1.

Registered Trademarks

1.1.1

NUTRAORIGIN (Reg. No. 3464123)

1.1.2

NUTRAORIGIN WHERE WELLNESS BEGINS (Reg. No. 3455364)

2.

Products
Clinical Line

2.1.1

Arthrigin

2.1.2

Cardiosol

2.1.3

Cognigin

2.1.4

Cytogin

2.1.5

Detoxigin

2.1.6

Digestalin

2.1.7

Energane

2.1.8

Estroese

2.1.9

Glyconix

2.1.10

Immunagin

2.1.11

Inflarex

2.1.12

Insomnese

2.1.13

Menolief

2.1.14

Menstraese

2.1.15

Migranalief

2.1.16

Moodtrex

2.1.17

Nufolex

2.1.18

Osteozol

2.1.19

Prostazol

2.1.20

Renatol

2.1.21

Renuagin'

2.1.22

Thinex

2.1.23

Viritex

2.1.24

Vizarex

Omega Line

2.1.25

Fish Oil High Potency  Softgels

2.1.26

Fish Oil High Potency Enteric Coated Softgels

2.1.27

Fish Oil Double Potency Enteric Coated Softgels

2.1.28

Salmon Oil High Potency  Softgels

2.1.29

Krill Oil (500mg x 2) High Potency Softgels with Astaxanthin

2.1.30

Krill Oil (1,000mg / 150 cc) Double Potency Softgels with Astaxanthin

2.1.31

Krill Oil (1,000mg / 250 cc) Double Potency Softgels with Astaxanthin

2.1.32

Fish Oil(1,000mg) with Vitamin D Softgels

2.1.33

Fish Oil(3,000mg) with CoQ10  Softgels

2.1.34

Cod Liver Oil (2,000mg) Double Potency Softgels

2.1.35

Emu Oil (3,000mg) High Potency Softgels

2.1.36

Green-Lipped Mussell (1,500mg)*  Capsules

2.1.37

Pumpkin Seed Oil (3,000mg) Softgels

2.1.38

Evening Primrose Oil (3,000mg) High Potency

2.1.39

Omega-3 Gummies For Kids

2.1.40

Fish Oil Ultra EPA Double Potency Softgels

2.1.41

Fish Oil Citrus Flavor

2.1.42

Fish Oil with Glucosamine, Chondroitin, & MSM

2.1.43

Omega-3 Orange Flavored Liquid

2.1.44

Omega-3 Lemonade Shake for Kids

2.1.45

Omega-3 Mango Peach Shake

2.1.46

Omega-3 Pina Colada Shake

2.1.47

Omega-3-6-9 Vegan Pomegranate Blueberry Shake

2.1.48

Omega 3-6-9 Chocolate Raspberry Omega Shake Women's Health Formula

2.1.49

Omega 3-6-9 Men's Health Formula

2.1.50

Omega 3-6-9 Blackberry w/ Blueberry and Acai Vegan Omega Shake

2.1.51

Omega-3 Flax Oil for Pets

2.1.52

Omega 3-6-9 Liquid Emu Oil

2.1.53

Omega 3-6-9 Pets Liquid Emu Oil

Vitamin Line

2.1.54

Astaxanthin (4mg) Softgels

2.1.55

Multi Today Kids Chewable Vitamins

2.1.56

Multi Today Men & Women Ultra High-Potency Vitamin

2.1.57

Multi Today Seniors Ultra High-Potency  Vitamin

2.1.58

Multi Today Woman's High-Potency Vitamin

2.1.59

Multi Today Woman's 50+ High-Potency Vitamin

2.1.60

Multi Today Men's High-Potency Vitamin

2.1.61

Multi Today Men's 50+ High Potency Vitamin

2.1.62

Multi Today Whole Food (Vegetarian) Vitamin

2.1.63

Multi Today Kids Gummy Bears Vitamin

2.1.64

Multi Today Skin, Hair, & Nails High Potency Vitamin

3.

Registered Domain Names

3.1.1

nutraorigin.com

3.1.2

nutraorigin.net

3.1.3

nutraorigins.com

3.1.4

nutriorigin.com

3.1.5

nutriorigin.net

3.1.6

nutriorigin.org

3.1.7

nutraorigin.org

3.1.8

nutraorigin.jp